PricewaterhouseCoopers LLP
100 E. Wisconsin Ave., Suite 1800
Milwaukee WI 53202
Telephone (414) 212 1600
Exhibit 15
May 6, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Re: Johnson Controls, Inc. Registration Statement Nos. 33-57685, 33-64703, 333-13525, 333-59594, 333-111192, and 333-130714 on Form S-3 and 33-30309, 33-31271, 33-58092, 33-58094, 333-10707, 333-66073, 333-41564, 333-141578 and 333-117898 on Form S-8.
Commissioners:
We are aware that our report dated May 6, 2008 on our review of interim financial information of Johnson Controls, Inc. (the “Company”) as of and for the three-month and six-month periods ended March 31, 2008 and 2007 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 is incorporated by reference in the above referenced Registration Statements.
Very truly yours,
PricewaterhouseCoopers LLP